Exhibit 99.2
The RealReal Third Quarter 2021 Stockholder Letter
Nov. 8, 2021
Dear Stockholders,

We are pleased to announce strong financial results for the third quarter of 2021 with continuing robust top-line growth as well as solid bottom-line improvements. Our product supply has ramped nicely, driven by at-home concierge appointments and our expanded retail footprint. Based on what we know today, we believe the operational and supply impacts to our business from COVID-19 are effectively behind us, and we are well-positioned for a strong holiday season. Additionally, we believe The RealReal’s unique business model is largely insulated from the supply chain shortages and certain of the inflationary impacts many retailers are experiencing.

During the third quarter, healthy product supply and strong execution resulted in gross merchandise value (GMV) of $368 million, an increase of 50% year-over-year and 46% compared to the same period in 2019. We achieved these growth rates while also driving improvement in gross profit per order and operating expense leverage, both critical components on our path to profitability. Third quarter gross profit per order was approximately $94, an increase of $4 per order, or 4% improvement year-over-year. In addition, we achieved leverage in all major expense categories in the third quarter of 2021 compared to the third quarter of 2020. While we are in the early innings of delivering operating expense leverage, we believe the Company is starting to see the benefits of previous investments, which will create leverage as we drive toward profitability in the coming quarters.

Starting in 2019 and continuing into 2021, we invested purposefully in strategic areas of the business to support future growth and scalability as well as in necessary costs required to be listed on a public exchange. In particular, we invested in technology, a new authentication center in Phoenix and new, smaller-format neighborhood stores to drive incremental supply. First, we invested in technology primarily related to authentication, pricing and data, which will enable automation in our authentication centers and optimize resale prices without reducing our sales velocity. Second, we accelerated the transition of our authentication center from Brisbane, Calif., to a larger and lower-cost facility in Phoenix. Finally, we evolved our retail strategy to focus on small-format neighborhood stores and increased the pace of store openings. The smaller format allows us to cost-effectively capture local supply, enhance our brand awareness in select markets, and provide an upscale retail experience for new and returning customers. We plan to open one more store this year and thereafter thoughtfully and strategically expand our retail reach over time. These investments will allow us to drive better unit economics as the business scales.

During the third quarter, we also experienced certain pressures to our operations. Specifically, like many retailers, we incurred elevated shipping costs and faced staffing challenges in our authentication centers. To address, we implemented a number of initiatives, including shipping diversification, last-mile optimization, a COVID-19 surcharge, continued focus on automation in our authentication centers, and new training and development programs. Additionally, the investments we made in 2019 and 2020, in particular the move toward expanded automation in our authentication centers, have already begun to show a strong return on investment. Overall, our business is experiencing very positive trends and we believe these trends will continue through the end of the year and into 2022.

On the people front, we are very excited to welcome Robert Julian as our Chief Financial Officer to The RealReal team. As an operations- and strategy-focused CFO, Robert has a track record of driving shareholder value and building world-class finance organizations. We look forward to you having the opportunity to interact with Robert in the near future. We would also like to thank our outgoing CFO, Matt Gustke, for his many contributions to The RealReal over the past eight years and wish him all the best in his future endeavors.

One additional note on our expectations in relation to providing monthly top-line results: during the uncertainty surrounding COVID-19, we began reporting monthly GMV and AOV results as well as select additional top-line metrics. We committed to providing these results on a monthly basis through the end of 2021 and will continue to do so through the balance of the year. Next year, we intend to resume a more typical annual and quarterly guidance cadence and we look forward to committing to a timeline to reach Adjusted EBITDA profitability.

A summary of third quarter operational highlights and key takeaways include the following:

▪Supply ramping: During the third quarter, our ability to generate supply of product has ramped nicely. At-home concierge appointments increased as a percent of total consignments during the third quarter, leading to at-home concierge consignments exceeding pre-COVID levels. Furthermore, our retail stores continue to be an increasingly important and cost-effective channel for securing supply. Therefore, we believe we are well-positioned from a supply perspective as we enter the holiday season. Additionally, we believe The RealReal’s unique business model is largely insulated from the supply chain shortages and certain of the inflationary impacts many other retailers are experiencing.

▪COVID-19 is effectively behind us: COVID-19 had a severe impact on our business, especially in relation to our supply generation and the subsequent forced closure of our authentication center in California. Based on what we know today, we believe the operational and supply impacts to our business from COVID-19 are effectively behind us. We are capitalizing on a resurgence of healthy supply and efficient operations in our authentication centers.

▪Addressing certain pressures: While the company experienced many positive trends during the third quarter, our business was not without certain pressures. Like many retailers, we incurred elevated shipping costs and staffing challenges in our authentication centers. To address these issues, we developed multiple initiatives and capitalized on previous investments in automating our authentication centers. We are confident in our ability to manage these challenges.

▪Resuming annual and quarterly guidance next year: Now that the operational and supply impacts of COVID-19 are effectively behind the company, we intend to resume a more typical annual and quarterly guidance cadence in 2022 along with committing to a timeline to reach Adjusted EBITDA profitability.

October GMV Growth Remains Strong

October GMV was approximately $137 million, an increase of 45% and 38% compared to the same periods in 2020 and 2019, respectively. In addition, October AOV was approximately $491, an increase of 13% and 7% compared to the same periods in 2020 and 2019, respectively.

Third Quarter Financial Results
Strong GMV growth continues, adjusted EBITDA loss improves quarter-over-quarter

For the third quarter of 2021, we generated GMV of $368 million, an increase of 50% compared to the third quarter of 2020, and 46% compared to the same period in 2019. GMV growth was driven by an increase in orders as well as an increase in AOV. The increase in AOV compared to the same period in 2020 was driven by an increase in units per transaction (UPT), partially offset by lower average selling prices (ASP) that reflect a seasonal shift in product mix toward women’s ready-to-wear categories. Notably, we did not experience any meaningful promotional pressure on ASP in the quarter.

We ended the third quarter of 2021 with 772,000 active buyers on a trailing twelve month (TTM) basis, up 25% compared to the third quarter of 2020. This is a positive indication of continued buyer engagement on our marketplace.

Third quarter orders were approximately 757,000, up 38% compared to the third quarter of 2020. Third quarter 2021 AOV was approximately $486, an increase of 9% year-over-year. Elevated UPT, which increased 10% year-over-year, drove the higher AOV. GMV from repeat buyers was 84% of total GMV in third quarter of 2021 compared to 83% in the same period a year ago.

Our adjusted EBITDA loss was $31.5 million in the third quarter of 2021 compared to an Adjusted EBITDA loss of $29.3 million in the third quarter of 2020. Third quarter Adjusted EBITDA loss includes approximately $1.8 million of expenses that may not be incurred next year, including $0.4 million of COVID-related expenses and $1.4 million of redundant costs related to the authentication center move from Brisbane, Calif., to Phoenix. While certain minimal COVID-19 related expenses may continue into 2022, we expect the majority of redundancy costs related to our authentication center relocation are behind us.
Revenue growth driven by GMV growth and higher direct sales

Returns and cancellations were 26% of GMV and increased 280 basis points year-over-year due to the normalization of apparel GMV trends and the abnormally low COVID-related return rate in the third quarter of 2020. The combined returns and cancellations trend decreased compared to the same period in 2019.

Our third quarter consignment take rate was 35%, a decrease of 50 basis points year-over-year, and an increase of 40 basis points quarter-over-quarter, which reflects normalized category mix partially offset by certain adjustments in the period. Take rates vary from quarter to quarter based on the mix of products sold.

Total revenue in the third quarter was $119 million, an increase of 53% and 46% compared to the same periods in 2020 and 2019, respectively. Third quarter consignment and service revenue was $89 million, an increase of 39% and 30% compared to the same periods in 2020 and 2019, respectively. Direct revenue was $29 million, an increase of 115% and 139% compared to the same periods in 2020 and 2019, respectively, and reflects a higher mix of company-owned inventory and higher sales of aged inventory.

Gross profit per order increased 4% year-over-year due to higher AOV and higher direct margins

Third quarter gross profit was $71 million, an increase of 44% and 37% compared to the same periods in 2020 and 2019, respectively. Third quarter gross profit per order was approximately $94, a $4 per order or 4% year-over-year improvement. The primary drivers of our improving gross profit per order were a reduction in buyer incentives and a 9% year-over-year increase in AOV.

Total gross margin was 60% in the third quarter of 2021, down 380 basis points year-over-year. Third quarter consignment gross margin was 75%, roughly flat to prior year with direct gross margin of 15%. As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales as well as cost allocations based on their relative revenue contributions.
Expenses as a percentage of revenue improved in all areas of the business on a year-over-year basis

In the third quarter of 2021, Marketing expense was $15 million, or 13% of revenue compared to 19% of revenue in the same period a year ago. Accelerating revenue growth coupled with a year-over-year decline in our buyer acquisition cost (BAC) drove our Marketing expense leverage in the third quarter of 2021.

Operations and Technology expense was $55 million in the third quarter, or 47% of revenue versus 48% of revenue in the same period a year ago. Operations and Technology expenses in the third quarter of 2021 included $1.4 million of expense related to the authentication center relocation to Phoenix.

Selling, General and Administrative (SG&A) expense was $38 million, or 32% of revenue compared to 41% in the same period a year ago. SG&A included $0.4 million in COVID-19-related expenses.

Our adjusted EBITDA loss for the third quarter was $31.5 million or 26.5% of revenue compared to 37.6% in the same period a year ago.

Please note that the discussion regarding operating expenses is on a non-GAAP basis, excluding $12.6 million of stock-based compensation and related taxes. Our discussion of expenses also excludes one-time items that we exclude from our adjusted EBITDA.

At the end of the third quarter of 2021, our inventory balance was $64 million, an increase of approximately 8% quarter-over-quarter. The increase in our inventory balance was primarily driven by vendor transactions to secure additional product in high-value categories heading into the holiday season. We expect our inventory balance to be approximately $60 million at the end of 2021.

Environment, Social and Governance (ESG) Update
ESG continues to play a critical role in our business and our culture at The RealReal, and we are committed to enhancing our internal processes and external reporting on these crucial areas. We remain committed to providing continual updates to our stakeholders on ESG issues, with oversight from our Board of Directors.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site at investor.therealreal.com/social-impact.

On the sustainability front, we are proud of our broader social impact through our mission to extend the life of luxury and create a more sustainable future. We are a thought leader in the circular economy as we focus on the key ways we activate our commitment to sustainability: Resell, Revive and Reimagine. We firmly believe that The RealReal can deliver on our commitment to be a responsible steward to the environment, to our employees and to our communities. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment with the TRR Sustainability Calculator. From our inception through the end of the third quarter of 2021, consignment with The RealReal saved 21,801 metric tons of carbon and 1.07 billion liters of water.

Additionally, since our last stockholder letter, we have made progress on two other ESG activities. First, we submitted our second Carbon Disclosure Project (CDP) survey and we expect to see improved results compared to the previous year. Second, we provided a climate risk update to the Corporate Governance Committee of our Board of Directors.

In closing, we want to thank our entire team at The RealReal for their hard work and dedication in delivering these strong third quarter results. Their commitment to excellence helps drive our business forward every day.

We also want to thank our more than 24 million members who are joining us on our mission to extend the life of luxury and make fashion more sustainable.

Julie Wainwright

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended Dec. 31, 2020, a copy of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted, and Contribution Profit. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenue	$118,838	$77,797	$322,567	$213,117
Adjusted EBITDA Reconciliation:
Net loss	$(57,196)	$(43,560)	$(183,912)	$(125,053)
Depreciation and amortization	6,034	4,917	17,840	13,673
Stock-based compensation	12,592	7,372	36,324	16,911
Payroll taxes expense on employee stock transactions (1)	245	—	967	—
Legal fees reimbursement benefit (2)	(500)	—	(500)	—
Legal settlement (3)	500	—	11,788	1,110
Restructuring charges (4)	811	72	2,314	514
Interest income	(55)	(448)	(249)	(2,350)
Interest expense	6,072	2,406	15,374	2,810
Other (income) expense, net	(5)	—	(22)	89
Provision (benefit) for income taxes	28	(17)	83	38
Adjusted EBITDA	$(31,474)	$(29,258)	$(99,993)	$(92,258)
Adjusted EBITDA (% of revenue)	(26.5)%	(37.6)%	(31.0)%	(43.3)%

(1) We exclude employer payroll tax expense related to employee stock-based transactions because we believe that excluding this item provides meaningful supplemental information regarding our operating results. In particular, this expense is dependent on the price of our common stock at the time of vesting or exercise, which may vary from period to period, and other factors that are beyond our control and do not correlate to the operation of the business. When evaluating the performance of our business and making operating plans, we do not consider these items. Similar charges were not adjusted in prior periods as they were not material.
(2) During the nine months ended 9/30/21, we received insurance reimbursement of $3.2 million related to legal fees for a certain matter, of which $2.7 million have been applied to the current year's legal expenses.
(3) On November 5, 2021, a stipulation of settlement was filed with the federal court to settle the putative shareholder class action filed against us, our officers and directors, and the underwriters for the Company’s initial public offering. The stipulation of settlement is subject to preliminary and final approval by the court. The financial terms of the settlement stipulation provide that the Company will pay $11.0 million within thirty (30) days of the later of preliminary approval of the settlement or plaintiff’s counsel providing payment instructions. Also on November 5, 2021, a stipulation of settlement was filed in the derivative case filed against us as a nominal defendant and our officers and directors as defendants. The stipulation of settlement is subject to preliminary and final approval by the court. The financial terms of the settlement stipulation provide that the Company will pay $0.5 million within thirty (30) days of the later of preliminary approval of the settlement or plaintiff’s counsel providing payment instructions.
(4) The restructuring charges for the three and nine months ended September 30, 2021 comprise of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse. The restructuring charges for the three and nine months ended September 30, 2020 consist of COVID-19 related costs including employee severance.
The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Marketing	$15,708	$15,186	$44,378	$37,747
Operations and technology	61,135	40,578	172,906	117,858
Selling, general and administrative	44,912	35,384	132,504	101,937
Legal settlement	500	—	11,788	1,110
Total operating expenses (1)	$122,255	$91,148	$361,576	$258,652

(1) Includes stock-based compensation as follows:
Marketing	$628	$705	$1,924	$1,228
Operating and technology	5,543	2,892	15,789	7,222
Selling, general and administrative	6,421	3,775	18,611	8,461
Total	$12,592	$7,372	$36,324	$16,911